Exhibit 10.36

INFINITY AUGMENTED REALITY, INC.

2220 Nostrand Avenue

Brooklyn, New York 11210

March 24, 2014

Mr. Enon Landenberg

Dear Mr. Landenberg:

On behalf of the Board of Directors of Infinity Augmented Reality, Inc., we reluctantly accept your resignation as Chief Executive Officer, effective on April 1, 2014. We gratefully acknowledge your agreement to continue to serve as President and a director.

Your contributions to the Company at critical time in its development are deeply appreciated by the Board and shareholders.

The Company values your services and wishes to retain them upon the following terms and conditions, which shall be deemed to modify your current Employment Agreement :

1.
For the payroll period ended June 30, 2014, the Company will pay your salary as provided under your most recent Employment Agreement, and all other benefits which you were receiving on the date of your resignation.

2.	Pursuant to the options granted to you on February 23, 2014, the 750,000 unvested options will vest in 9 equal monthly installments commencing April 30, 2014. .

3.	The term of any indemnification agreement with the Company shall extend until the termination of any applicable statute of limitations.

If the above correctly sets forth our understanding, would you please sign and return one copy of this letter.

Very truly yours,
INFINITY AUGMENTED REALITY, INC.
By:
ORTAL ZANZURI
Chief Financial Officer

AGREED & ACCEPTED:
ENON LANDENBERG